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EXHIBIT 99.2

Form of Stockholders Agreement

        This Stockholders Agreement (the "Stockholders Agreement"), dated as of September 19, 2002, is made by each of the Persons listed on the signature pages attached hereto (individually, a "Stockholder", and collectively the "Stockholders"), and Sterling Financial Corporation ("Sterling").

RECITALS

        A.    Sterling and Empire Federal Bancorp, Inc., a Delaware corporation ("Empire") have entered into an Agreement and Plan of Merger as of September    , 2002 (the "Merger Agreement"). The Merger Agreement is hereby incorporated by reference herein. All capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

        B.    Each Stockholder owns shares of Empire Common Stock and/or Options.

        C.    In connection with the Merger Agreement, in furtherance of its purposes and as an inducement to Sterling to enter into the Merger Agreement, the Stockholders desire to enter into and perform the obligations under this Stockholders Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    REPRESENTATIONS AND WARRANTIES.

        Each Stockholder hereby represents and warrants that from the date hereof until the termination of this Stockholders Agreement pursuant to Section 7 hereof;

          (a)  Such Stockholder will

              (i)  vote and direct the record holder, if any, to vote in favor of the Merger all shares of Empire Common Stock beneficially owned by such Stockholder at any meeting of Empire called to consider and vote on the Merger; and

            (ii)  will vote and direct the record holder, if any, to vote against and not consent to any Acquisition Transaction or any action to nullify or prevent the Merger at any meeting of Stockholders of Empire called to consider and vote on any Acquisition Transaction or any such action.

          (b)  Such Stockholder will not transfer or encumber shares (or the voting power thereof) of Empire Common Stock without the prior written consent of Sterling and except in accordance with the terms and conditions of this Stockholders Agreement. Sterling may require, as a condition of any such transfer, that the transferee agree in writing to be bound by the provisions of this Stockholders Agreement.

        2.    DEFINITIONS.

        For purposes of this Stockholders Agreement, the following terms shall have the following meanings:

          (a)  AFFILIATE.    "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          (b)  BENEFICIAL OWNER.    A Person shall be deemed a "Beneficial Owner" of or to have "Beneficially Owned" any voting securities (1) in accordance with the term "beneficial ownership" as defined in Rule 13-d-3 under the Exchange Act, as in effect on the date hereof, and (2) shall also include voting securities which such Person or any Affiliate of such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant or options, or otherwise.

          (c)  PERSON.    A "person" shall mean any individual, firm, corporation, partnership or other entity.

        3.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

        All representations, warranties and covenants contained herein shall survive the execution of this Stockholders Agreement and the consummation of the transactions contemplated hereby.

        4.    SUCCESSORS AND ASSIGNS.

        This Stockholders Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and Affiliates, but shall not be assignable by any Stockholder without the prior written consent of Sterling.

        5.    AMENDMENT

        This Stockholders Agreement may not be amended except by an instrument in writing duly signed on behalf of each of the parties hereto.

        6.    GOVERNING LAW.

        This Stockholders Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without giving effect to the principles of conflict of laws thereof. No provision of this Stockholders Agreement shall be construed to require Sterling, Empire or any of their respective Subsidiaries or affiliates or any Stockholder to take any action that would violate any applicable Laws.

        7.    TERMINATION.

        This Stockholders Agreement shall be terminated and of no further force and effect if the Merger is terminated in accordance with its terms, provided however that no Stockholder shall be relieved or released from any liability or damages arising out of a willful breach of this Stockholders Agreement.

        8.    ENTIRE AGREEMENT.

        This Stockholders Agreement constitutes the entire agreement and supersedes all other and prior agreements and understandings, both written and oral, among the parties hereto other than the Stockholders Agreement and the agreements referred to therein.

        9.    EXPENSES.

        Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Stockholders Agreement and the consummation of the transactions contemplated hereby.

        10.  ENFORCEMENT OF AGREEMENT

        The parties hereto agree that irreparable damage would occur in the event that the provisions of this Stockholders Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Stockholders Agreement and to enforce specifically the terms and provisions thereof as provided in Section 8 hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        11.  SEVERABILITY

        Any term or provision of this Stockholders Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Stockholders Agreement or affecting the validity or enforceability of any of the terms or provisions of this Stockholders Agreement in any other jurisdiction. If any provision of this Stockholders Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        12.  COUNTERPARTS.

        This Stockholders Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be executed as of the date first written above.

STERLING FINANCIAL CORPORATION
By:	/s/ HAROLD B. GILKEY

Title:	Chairman & CEO

EMPIRE STOCKHOLDERS:
/s/ WILLIAM H. RUEGAMER

WILLIAM H. RUEGAMER, Individually and as Joint Tenant
/s/ BEVERLY D. HARRIS

BEVERLY D. HARRIS, Individually and as Joint Tenant
/s/ KENNETH P. COCHRAN

KENNETH P. COCHRAN, Individually and as Joint Tenant
/s/ EDWIN H. DOIG

EDWIN H. DOIG, Individually and as Joint Tenant
/s/ WALTER R. SALES

WALTER R. SALES, Individually and as Joint Tenant
/s/ BURTON "TONY" WASTCOAT

BURTON "TONY" WASTCOAT, Individually and as Joint Tenant
/s/ LEWIS P. ZIMMER

LEWIS P. ZIMMER, Individually and as Joint Tenant

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Form of Stockholders Agreement